Exhibit 15

November 3, 2004

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Sears, Roebuck and Co. for the periods ended April 3, 2004 and March 29, 2003, and July 3, 2004 and June 28, 2003, and have issued our reports dated May 10, 2004 and August 10, 2004, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 3, 2004, and July 3, 2004, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Chicago, Illinois